Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

R. R. DONNELLEY & SONS COMPANY

R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware hereby certifies as follows:

1. The name of the Company is R. R. Donnelley & Sons Company. The name under which it was originally incorporated is “Donnelley, Inc.”, pursuant to an original Certificate of Incorporation filed with the Secretary of the State on May 7, 1956.

2. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Company’s Restated Certificate of Incorporation filed with the Secretary of State on July 25, 2007, as corrected by the Certificate of Correction of Restated Certificate of Incorporation filed with the Secretary of State on September 26, 2014 (as corrected or amended from time to time, the “Restated Certificate of Incorporation”).

3. The first sentence of Article Seventh of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows: “The number of Directors which shall constitute the whole Board shall be determined by the By-Laws of the corporation except that their number shall be not less than six (6) nor more than twelve (12).”

4. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall be effective as of 5:00 p.m. Eastern Time on September 30, 2016.

IN WITNESS WHEREOF, R. R. Donnelley & Sons Company has caused this certificate to be signed by Suzanne S. Bettman, its Executive Vice President, Secretary; Chief Compliance Officer, this 30th day of September, 2016.

By:	/s/ Suzanne S. Bettman
	Name:	Suzanne S. Bettman
	Title:	Executive Vice President, Secretary; Chief Compliance Officer